Exhibit 10.14

Sponsorship Agreement

The Republic of Nauru

The Nauru Seabed Minerals Authority

Nauru Ocean Resources Inc.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

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Date

PARTIES

The Republic of Nauru (the “Republic”) and The Nauru Seabed Minerals Authority, established under the International Seabed Minerals Act 2015 (the “Act”) and Nauru Ocean Resources Inc. (No. T/2028) a Nauruan company having its registered office at 1st Level, Civic Centre, Aiwo District, Republic of Nauru, South Pacific (“NORI”)

RECITALS

NORI has the exclusive right to explore for Polymetallic Nodules in the International Seabed Area pursuant to the ISA Exploration Contract.

The Republic has Sponsored NORI’s Activities in the International Seabed Area pursuant to the Certificate of Sponsorship, and agrees to maintain Sponsorship on the terms of this Agreement.

In exchange for the Republic’s sponsorship, NORI will pay a Seabed Mineral Recovery Payment during Exploitation in accordance with Section 40 of the Act.

The Seabed Mineral Recovery Payment will be paid to the Seabed Minerals Fund, in accordance with the Act to provide benefits to Nauru’s current and future generations in a transparent manner. In this way, the Seabed Mineral Recovery Payment paid by NORI during Exploitation is intended to provide great benefits with a high social rate of return to the people of Nauru.

NORI currently provides capacity building initiatives for Nauruan nationals and proposes to continue to provide such initiatives during the Exploration and

The International Seabed Area for the prospective exploration and exploitation is outside the sovereign jurisdiction of the Republic and the Republic does not own the Polymetallic Nodules contained in NORI’s Tenement Area.

The seafloor minerals contained in the Tenement Area are administered by the ISA and NORI will be required to make payments to the ISA for the right to recover the minerals during Exploitation.

It is acknowledged that considerable funds will be required to be expended at risk before any commercial development of the Polymetallic Nodules in the Tenement Area. The Republic is not making any monetary investment in the Exploration and Exploitation activities in the Tenement Area, and accordingly is not exposed to the risk of loss associated with such investment.

NORI undertakes that its Polymetallic Nodule Exploitation in the International Seabed Area will not directly impact on the environment in the Republic of Nauru and will not cause depletion of the Republic of Nauru’s own mineral resources.

With regard to the respective obligations and commitments under this Agreement, each of the parties covenant that it shall act in good faith and deal fairly with the other party.

For good and valuable consideration, the Parties hereto agree to be bound by the following terms and conditions:

CLAUSE 1

Term

1.1 This Agreement will remain in force for the duration of NORI’s 15 year ISA Exploration Contract, and will automatically extend for a further 20 years upon NORI reaching the Minimum Recovery Level under an ISA Exploitation Contract, unless:

(a) NORI’s ISA Contract is terminated by the ISA as a result of NORI breaching the ISA Contract; or

(b) this Agreement is terminated pursuant to clauses 10.6, 11, 21, or 22 of this Agreement.

CLAUSE 2

Sponsorship

2.1 The Republic agrees to:

(a) provide and maintain Sponsorship of NORI and NORI’s Exploration and Exploitation of the Tenement Area (including providing Sponsorship of NORI’s Exploitation application to the ISA) for the Term of this Agreement;

(b) do all things reasonably necessary to give effect to NORI having the full benefit of the Sponsorship, including renewing NORI’s Certificate of Sponsorship, undertaking communications with, and providing documentation, certificates and undertakings to, the ISA or other regulatory body required in respect of the Sponsorship; and

(c) fulfil its responsibilities under Section 30 of the Act.

2.2 For clarity, the Republic acknowledges that the Sponsorship is provided by the Republic, as a signatory to UNCLOS, for the purposes of UNCLOS and the ISA Regulations and that neither this Agreement nor Sponsorship confers on the Republic any rights to or in connection with:

(i) the Tenements;

(ii) the Polymetallic Nodules contained within the Tenements or recovered therefrom; or

(iii) any product produced from the processing of the Polymetallic Nodules.

2.3 NORI will have the exclusive enjoyment and right to carry out the Exploration and Exploitation in the Tenement Area, and NORI may at its sole discretion deal with the title and ownership of Tenements and Polymetallic Nodules in any way, and the NORI Group may at their sole discretion make an Assignment upon providing notification to the Republic.

2.4 The Republic recognizes that the Exploration and Exploitation within the Tenements shall require significant international financing, and the Republic agrees to use its best efforts to assist the NORI Group to obtain financing, including entering into agreements and providing formal documents that the lenders, investors and other third parties may reasonably require in relation to Sponsorship and the provision of regulatory certainty, however nothing herein will require or be deemed that the Republic has provided or guaranteed any such financing.

2.5 For the avoidance of doubt, the Republic is only sponsoring NORI, and is not sponsoring or responsible for the activities of any other entity in the NORI Group.

CLAUSE 3

Seabed Mineral Recovery Payment

3.1 In exchange for the Republic agreeing to provide continued Sponsorship for the Term on the terms set out in this Agreement, NORI shall pay to the Republic during Payment Years a Seabed Mineral Recovery Payment (“SMRP”) in accordance with this Clause 3.

3.2 The Seabed Mineral Recovery Payment will be US$[***] per Tonne of Polymetallic Nodules Recovered from the Tenement Area during Payment Years.

3.3 The SMRP shall be paid in arrears on or before the last day of the month immediately following the end of each calendar quarter during Payment Years.

3.4 The SMRP is fixed for the first five years of this Agreement, and shall be adjusted (on a compounding basis) on the first day of January in each following year by the relevant factor in each following year that represents official inflation in the United States of America using the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average published from time to time by the United States Department of Labour, Bureau of Labour Statistics. For example, if official inflation in the US is 3% in the 6th year of this Agreement the SMRP will be increased by 3% from US$[***] to US$[***].

3.5 Until such time as NORI reaches the Minimum Recovery Level within the Tenement Area, no SMRP or other amounts or payments will be payable by NORI to the Republic, except for the Administration Fee under Section 18 of this Agreement.

3.6 Subject to Sections 9 and 18 of this Agreement:

(a) the Republic hereby agrees that the SMRP contemplated under this Section 3 represents the totality of the monetary contributions, payments and Taxes the NORI Group is required to make to the Republic;

(b) the NORI Group will not be subject to or required to pay any other Taxes for the Term, including without limitation any Tax related to the Exploration, Exploitation, the NORI Rights, the Business and/or Sponsorship.

3.7 The Republic hereby undertakes and affirms that at no time will the rights (and the full and peaceful enjoyment thereof) granted by it under this Agreement be discriminately derogated from or otherwise prejudiced by any Nauruan Law or the action or inaction of the Republic, or any official thereof, or any other person whose actions or inactions are subject to the control of the Government. To the extent there is inconsistency between any future Nauruan Law related to taxation or the financial terms between the Republic and the NORI Group, then this Agreement will govern.

CLAUSE 4

audit

4.1 The Republic may, not more than once each calendar year, request in writing an independent audit of the amount of Polymetallic Nodules Recovered in the preceding calendar year (“Production Audit”). If the Republic requests a Production Audit, NORI and the Republic shall seek to agree on a suitably qualified and independent auditor to conduct the Production Audit.

4.2 NORI will provide the auditor with reasonable access to its records for the purpose of undertaking the Production Audit.

4.3 The Parties will require the auditor to provide a written report to the Parties on the findings of the Production Audit within 30 days of completion of the Production Audit. In the absence of manifest error, the findings of the auditor will be binding on the Parties.

4.4 If the auditor determines that a materially larger or smaller (i.e. more than 5%) amount of Polymetallic Nodules were Recovered from the Tenement Area in the preceding year than reflected in the SMRP calculated by NORI for the year pursuant to clause 3, then within 30 days of receipt of the auditor’s report, NOM must recalculate in accordance with the accurate and revised figures determined by the auditor for that year the SMRP under clause 3, and pay to (or deduct from future payments to) the Republic the difference between the SMRP already paid and the SMRP due under clause 3 on the basis of the revised figures.

4.5 The cost of an audit under this clause will be borne equally between the Republic and NOM.

CLAUSE 5

Undertaking to Comply with ISA Contract Terms

5.1 NORI shall ensure that the Activities carried out in the International Seabed Area will be in compliance with:

(i) the terms and conditions of the applicable ISA Contract that is in existence at the time and that pertains to the Activities in the International Seabed Area, including the environmental terms and conditions contained in the applicable ISA Contract; and

(ii) NORI’s ISA Obligations that pertain to the Activities in the International Seabed Area.

5.2 NOM and its Subcontractors will not commit any actions, or make any omissions that would cause the Republic to materially breach its Sponsorship Obligations.

5.3 The Republic will not commit any actions or make any omissions that would cause NORI to breach its obligations under clause 5.1.

5.4 NOM will comply with its obligation under Section 29 of the Act.

CLAUSE 6

Subcontractors

6.1 Subject to the provisions of this clause, the Republic acknowledges and agrees that NOM may delegate to and/or contract with Subcontractors to undertake all or part of the Exploration and Exploitation.

(a) agrees that the Exploration and Exploitation shall be carried out in accordance with NORI’s ISA Obligations and the Act, whether the Exploration or Exploitation is being carried out by NORI or a Subcontractor; and

(b) is responsible to the Republic for any monetary damage the Republic suffers under UNCLOS for a breach of its Sponsorship Obligations resulting from the acts, negligence, omissions or defaults of any Subcontractor in carrying out the Activities in the International Seabed Area, as if they were the acts, negligence, omissions or defaults of NORI.

6.2 NORI shall take reasonable and appropriate measures to ensure that the Activities carried out in the International Seabed Area are executed by and under the supervision of appropriately qualified, experienced and skilled personnel.

CLAUSE 7

Training and Capacity Building

NORI will implement training and capacity building initiatives for Nauruan nationals in accordance with a program to be developed by NORI in compliance with Section 8 of the ISA Contract.

CLAUSE 8

Indemnification

8.1 Except to the extent that an award of damages is available as a consequence of a breach of this Agreement and subject to clause 8.3, NORI indemnifies and will keep indemnified the Republic from and against all costs, expenses, losses, charges, demands, actions, damages and Claims or other monetary liabilities under UNCLOS that the Republic suffers, incurs, sustains or becomes liable for under UNCLOS to the extent to which the costs, expenses, losses, charges, demands, actions, damages and Claims or other monetary liabilities arise as a consequence of the Activities in the International Seabed Area being carried out wrongfully and directly causing the Republic to breach its Sponsorship Obligations.

8.2 Upon

(a) the Republic becoming aware:

(i) of any actual or potential Claim against it under UNCLOS; and/or

(ii) that it has or may incur a cost, expense, loss, liability or any damage, for which NORI has indemnified the Republic under clause 8.1, or:

(b) if the Republic can make:-

(i) a Claim against NORI under the clause 8.1 indemnification; and

(ii) the Claim relates to a Claim or liability under UNCLOS against the Republic made from or owed to a third party, including without limitation, a Claim made against the Republic by the ISA or another country, the Republic must:

(i) Notify NORI in writing of the alleged Claim or liability as soon as is reasonably practicable after the Republic becomes aware of such Claim or liability;

(ii) give NORI (and any of NORI’s nominees) at the time of Notification the option to at NORI’s expense conduct the defence of the Claim or liability and make any appeals;

8.3 The Republic must not pay out any amounts claimed against the Republic under the Claim or liability until:

(i) NORI has been Notified in accordance with clause 8.2 and has advised that it will not defend the Claim or liability; and

(ii) in the event that NORI or any of its nominees has elected to defend the Claim or liability; not pay out any amounts claimed against the Republic under the Claim or liability until NORI has provided written approval, which it will do acting reasonably and in any case upon a Final Determination.

8.4 The Republic must act in good faith to avoid prejudicing or adversely affecting any defence of the Claim that NORI may pursue and provide NORI (at NORI’s expense) with any assistance requested by NORI in conducting the defence of such Claim or liability as may be requested in writing by NORI from time to time (and in the case that such assistance is provided by the Republic’s legal team, such engagement will be on commercial terms with fees and disbursements to be agreed prior to engagement.

8.5 Notwithstanding anything contained in this clause 8, NORI will only be liable for direct damages, and shall not be liable for any indirect or consequential damages, and shall not be liable for, and the indemnity in clause 8.1 will be proportionately reduced to the extent that, any costs, expenses, losses, charges, demands, actions, damages or Claims or any other liabilities that the Republic suffers, incurs, sustains or becomes liable for or may suffer, incur, sustain or become liable for, to the extent that they arise from:

(a) a negligent or reckless act of the Republic or at the Republic’s direction or on its behalf;

(b) a situation where the Republic fails to act in good faith or acts in a way that discriminates against NORI; or

(c) a Material Republic Breach.

8.6 This clause 8 survives termination or expiry of this Agreement until the date that the Republic no longer has any responsibilities or potential liabilities under UNCLOS that may arise as a consequence of the Activities being carried out wrongfully.

CLAUSE 9

Applicable Taxes and Payments

9.1 Notwithstanding anything contained in this Agreement, NORI agrees that it will be subject to the following payments and conditions, where applicable:

(a) Payments that are classified as a Penalty;

(b) the Administration Fee;

(c) ISA Application Costs;

(d) taxes imposed on representatives of NORI which are built into the cost of goods and services, such as departure tax, consumption tax and bed tax;

(e) taxes imposed on NORI employees working in or residing in Nauru as well as taxes imposed on entities and individuals providing services to NORI in Nauru in accordance with the Employment and Services Tax Act 2014;

(f) taxes imposed on entities and individuals providing services to NORI in Nauru in accordance with the Business Tax Act 2016;

(g) Visa fees for NORI representatives;

(h) the registration aspects under the Administration Tax Act; and

(i) ordinary corporate administration fees such as the costs associated with the annual renewal of the certificate of incorporation.

provided that such payments and conditions are applied on a fair and reasonable basis and are imposed on a non-discriminatory basis to all Nauruan entities and nationals.

9.2 For the avoidance of doubt, the NORI Group will not be subject to or required to pay any other Taxes for the Term, including without limitation any Tax related to the Exploration and Exploitation (in so far as the Exploration and Exploitation occur outside the jurisdiction of Nauru), the NORI Rights, the Business and/or Sponsorship, with the exception of the SMRP and those Taxes detailed in Section 9.1 (a) to (i) above.

CLAUSE 10

Nauruan Laws, Expropriation and Corporate Existence

10.1 The Republic agrees and warrants that:

(a) any Nauruan Laws and regulations brought into effect after the Commencement Date will not interfere with or diminish NORI’s rights with respect to any Tenements, the Business or the rights arising under this Agreement and must not be a Discriminatory Change in Nauruan Law, except to the extent the Republic has an obligation at International Law to enact such laws in order to fulfil the Republic’s Sponsorship Obligations;

(b) to the extent that NORI or the NORI Group’s rights and obligations under this Agreement conflict with their rights and obligations under any discriminatory Nauruan Law, this Agreement will take precedence, and NORI and the NORI Group will be relieved of any obligations under Nauruan Law to the extent that their rights and obligations conflict with Nauruan Law;

(c) the Republic will take such actions necessary to give effect to the exemptions from applicable law and tax law expressly provided in this Agreement. For clarity, NORI will not be subject to any taxation with respect to NORI’s activities that occur outside of the Republic, including the Exploration and Exploitation.

10.2 Prior to bringing in any laws or regulations that are required by International Law to fulfil the Republic’s Sponsorship Obligations the Republic will provide NORI with reasonable and meaningful consultation.

10.3 The Republic must also notify NORI from time to time as to any applicable Nauruan Law that may be brought in to effect to fulfil the Republic’s Sponsorship Obligations and shall provide NORI sufficient time to ensure that it is able to comply with those laws or otherwise seek dispute resolution between the Parties with regards to the application of such Nauruan Law. In the event any such change comes into force and materially impacts on the financial obligations of NORI, then the parties agree to negotiate in good faith appropriate amendments to the payments contemplated to the Republic under this Agreement in order to maintain the same level of financial burden on NORI as of the date of execution of this Agreement.

10.4 The Republic shall not impose, nor shall it permit or authorise any of its agencies or instrumentalities or any local or other authority of the Republic to impose any Taxes, impositions, rates or charges of any nature whatsoever on or in respect of the titles, property, or other assets, products, materials, or services used or produced by or through the Activities or by any or all of the NORI Group otherwise in the conduct of its business pursuant to the NORI Rights nor will the Republic take or permit to be taken by any such Republic authority any other discriminatory action which would deprive the NORI Group of full enjoyment of the rights granted and intended to be granted by the NORI Rights or otherwise under this Agreement.

10.5 In enacting and implementing Nauruan Laws and regulations the Republic shall at all times accord NORI fair and equitable treatment, and will provide a stable and predictable legal framework and make decisions consistently and transparently and in accordance with the legitimate expectations of NORI and the NORI Group.

10.6 In the event there occurs any change in Nauruan Laws (including without limitation provisions relating to imposts, duties, fees, charges, penalties, and Tax related legislation) after the date of this Agreement, and if upon NORI’s representation it appears that on a reasonable interpretation and application of the law it would have the effect of divesting, decreasing, or in any way limiting, reducing or withholding any rights or benefits accruing to NORI or the NORI Group under this Agreement or under current legislation, then the Parties shall, in good faith, negotiate to modify this Agreement so as to restore the economic rights and benefits of the NORI Group to a level equivalent to or as close as possible to what they would have been if such change had not occurred. If the economic rights and benefits of the NORI Group are not restored then NORI may at its election terminate this agreement.

10.7 The Republic will permit all bona fide monetary conversions and transfers related to the NORI Rights or the Business (including currency conversions, transfers to, by or on behalf of NORI, or any member of the NORI Group) to be made freely and without delay into and out of the Republic of Nauru provided the procedural laws applicable to the transfer of funds out of jurisdiction applicable to all persons are be complied with.

10.8 The Republic acting in good faith shall not do or cause to be done or permit any act, thing or omission whether legislative, executive or administrative which discriminates adversely and unfairly against NORI, any member of the NORI Group, the NORI Rights or the Business if it results, upon its application, in a deprivation of the full enjoyment of the rights granted or intended to be granted under this Agreement.

10.9 The Republic warrants and defends NORI’s title to possession and peaceful enjoyment of the NORI Rights and all property of NORI and any member of the NORI Group against Expropriation, confiscation, condemnation, and wrongful possession and, to the extent possible, destruction, disruption or interference by the Republic or any other person controlled by or acting on behalf of the Republic.

10.10 The Republic acknowledges that the Exploration, Exploitation and commercialisation of the NORI Rights will require a significant level of expenditure and commercial risk by the NORI Group. The Republic assures, agrees with and warrants to NORI that the Republic has no intention as at the date of this Agreement to, and that the Republic will not (and will not attempt, take any action to, or institute any measures to), directly or indirectly, nationalise or Expropriate NORI, any member of the NORI Group and/or their property (including the NOM Rights, the Business and any other rights or assets of the NORI Group). The Republic further agrees that it will not, directly or indirectly, subject the NORI Group to a measure or measures having the same nature or effect equivalent to nationalization or Expropriation (or attempt, take any action to, or institute any such measure or measures).

10.11 In the event of any inconsistency between the provisions contained within this Agreement, the Parties agree that an interpretation of this Agreement will be preferred which gives NORI and the NORI Group the benefit of this Agreement without nationalisation or expropriation.

10.12 Provided NORI is in material compliance with this Agreement and the Corporations Act 1972, the Republic will take all necessary actions for the Term to ensure that the corporate existence of NORI (as well as any other Nauruan incorporated member of the NORI Group) as bodies corporate duly organized and validly existing and in good standing under the laws of the Republic of Nauru is maintained, including ensuring that all such authorisations, approvals, consents and licences are issued as may be required to enable NORI (and such other members of the NORI Group) to maintain its good standing, including ensuring that certificates evidencing annual renewal of registration of incorporation are issued in a timely manner in accordance with the Corporations Act 1972. Unless NORI (or such other members of the NORI Group incorporated in the Republic) are in material breach of this Agreement and/or the Corporations Act 1972, the Republic shall ensure that no action is taken (either by the government or by any government entity or instrumentality) to interfere with the continued corporate existence and registration of NORI and such other members of the NORI Group incorporated in the Republic.

10.13 The Republic guarantees the conversion and transfer overseas of NORI earnings and savings or earnings of expatriate personnel, their affiliates and subcontractors, resulting from the Activities.

10.14 With respect to earnings of NORI servants or agents, and expatriate personnel, whilst the Republic will not place unnecessary restriction of transfer of funds legitimately earned by NORI servants or agents, and expatriate personnel, such transfers will comply with the procedural laws applicable to transfer of funds out of jurisdiction applicable to all persons.

CLAUSE 11

Assignment of NORI Rights

11.1 The Republic agrees that any or all members of the NORI Group may Assign the NORI Rights or any part thereof at any time, at their sole discretion, without reason and without prior consultation, upon providing notification to the Republic.

11.2 In the event that a member of the NORI Group notifies the Republic that an Assignment is to be made or is proposed to be made the Republic shall sign all documents, do all things and take all measures reasonably requested by the NORI Group to facilitate that Assignment, and will not act in any way to prevent or delay the Assignment.

11.3 Upon the later of:

(a) an Assignment being completed in favour of an assignee; or

(b) a certificate of sponsorship being signed by a new country pursuant to the ISA Regulations under which that country sponsors the assignee under the Assignment (or the assignees nominee) as the new holder of the NORI Rights, this Agreement will terminate effective immediately and:

(c) NORI will no longer have any obligations to pay an Administration Fee or SMRP to the Republic except:

(i) to cover the calendar year’s Administration Fee during which the Agreement is terminated; and

(ii) to cover any SMRP owing in respect of any seabed mineral production that has occurred up to the day before completion of an Assignment;

(d) No Party shall be liable to any other Party, whether arising under contract, tort, strict liability or otherwise, for any:

(i) loss of anticipated profits, loss of opportunity, loss of use, loss of production, loss of contracts; or

(ii) consequential or indirect loss or damage, of any nature arising at any time from any cause whatsoever; and

(e) The indemnity provided to the Republic under clause 8.1 shall continue in force until the date that the Republic no longer has any responsibilities or potential liabilities under UNCLOS that may arise as a consequence of the Activities being carried out wrongfully.

11.4 For avoidance of any doubt, and subject to Clause 9.1, the Republic will not impose any Tax (including without limitation capital gains tax, stamp duty, sales tax or transfer tax) on any sale or transfer of:

(a) the NORI Rights;

(b) any asset held by the NORI Group;

(c) any NORI Group entity; or

(d) any shares in the NORI Group.

11.5 This Section 11 survives termination or expiry of this Agreement.

CLAUSE 12

Notification to NORI

12.1 Should the Republic or the Nauru Seabed Minerals Authority receive material information, correspondence or notices from the ISA or other regulatory body relating to:

(a) NORI;

(b) NORI’s ISA Obligations;

(c) the Republic’s Sponsorship Obligations;

(d) any Subcontractor;

(e) the Activities; or

(f) the Tenements,

it shall promptly inform NORI and provide a copy of such material information, correspondence or notice.

CLAUSE 13

Exploitation Application

13.1 The Republic will cooperate with NORI to facilitate the preparation, submission and support of:

(i) Applications to extend the ISA Exploration Contract; and

(ii) Applications to the ISA for Exploitation.

13.2 The costs of presenting the applications to the ISA referred to in clause 13.1 shall be met by NORI, including any costs reasonably incurred by the Republic in taking actions either requested by NORI or deemed necessary by the Republic under the rules of the ISA, to support the application before the ISA (“ISA Application Costs”).

CLAUSE 14

Environmental and Safety Performance Monitoring Program

14.1 Subject to clause 14.4, NORI acknowledges that the Republic has the right to carry out an environmental and safety performance monitoring program (“Environmental and Safety Performance Monitoring Program” or “ESPMP”) to, inter alia:

(a) Assist the Republic satisfy its Sponsorship Obligations;

(b) Verify whether the Activities, Subcontractors, Vessels and Installations are in compliance with NORI’s ISA Obligations;

(c) Verify whether any Activities or Subcontractors are causing or have caused Pollution Incidents or Serious Harm to the Marine Environment; and/or

(d) Verify whether the Activities, Subcontractors, Vessels and/or Installations are in compliance with NORI’s ISA Obligations pertaining to Safety at Sea.

14.2 NORI acknowledges that it must permit, and must ensure that all relevant Subcontractors permit, the Republic, the Republic’s nominees, any suitably qualified person authorized by the Republic, or any independent qualified environmental or safety officers engaged by the Republic or acting on the Republic’s behalf (collectively referred to as “ESPMP Officers”), to conduct an ESPMP in accordance with this clause 14.

14.3 NORI acknowledges that it must give, and must ensure that all relevant Subcontractors give, the ESPMP Officers access to any Vessel or Installation being used in the Activities that is relevant to the ESPMP, except where such access is impracticable or would cause unreasonable interference with the Activities, and provide the ESPMP Officers with:

(a) reasonable assistance requested by the ESPMP Officers to allow them to access, inspect, assess, audit and/or monitor the relevant Activities, including:

(i) safe boarding of Vessels and Installations;

(ii) cooperation and assistance with the ESPMP on Vessels and Installations;

(iii) reasonable access to relevant log books, records, documents, equipment, facilities and personnel on Vessels and Installations at reasonable times;

(iv) provision of reasonable accommodation and facilities, including, where appropriate, food and means of adequate subsistence while on any Vessel or Installation; and

(v) safe disembarkation from Vessels and Installations; and

(b) Copies of any documents requested by the ESPMP Officers that are in the possession of NORI and/or a relevant Subcontractor and are strictly necessary to carry out the ESPMP (subject to confidentiality constraints).

14.4 The Republic shall, and shall ensure that all ESPMP Officers engaged in the ESPMP shall, keep confidential all information provided to them by or on behalf of NORI or any Subcontractors or otherwise obtained by the Republic or ESPMP Officers in connection with any ESPMP and which relates to NORI, the Activities or any Subcontractor. NORI reserves the right to require any ESPMP Officer before receiving such information to first sign a confidentiality agreement in person that strictly limits the approved purpose of disclosure to that of carrying out the ESPMP and reporting to the Republic.

CLAUSE 15

ESPMP Officers

15.1 Notwithstanding anything contained in this Agreement:

(a) ESPMP Officers must follow all instructions and directions pertaining to Safety at Sea given to them from NORI, a relevant Subcontractor, the captain and/or other relevant safety officers on board Vessels and Installations whether given in writing, verbally or via signage, and NORI is not liable (including under any indemnity in this Agreement) for injury, loss or damage caused by a failure of any ESPMP Officers to follow any instructions and directions or any negligence on the part of such ESPMP Officers; and

(b) NORI has the right to:

(i) request and receive from any ESPMP Officer, prior to their involvement in any aspect of the Activities, all reasonable information necessary to assess the officer’s suitability and qualifications for participation in the Activities, including without limitation relevant criminal records, medical information and certification of health including a test for contagious diseases and drugs (with NORI reserving the right to refuse participation in any aspect of the Activities should NORI deem an ESPMP Officer or candidate unsuitable or unsafe);

(ii) at NORI’s sole discretion, deny any ESPMP Officer access to or remove any ESPMP Officer from any aspect of the Activities in the event that the Officer poses an unreasonable risk to Safety at Sea, the Activities or does not possess the necessary safety qualifications or training including survival training; and

(iii) order any ESPMP Officers to undergo, if necessary, offshore safety training before or while on board Vessels or Installations,

CLAUSE 16

Completion Criteria

NORI will comply with NORI’s ISA Obligations pertaining to completion of the Exploitation, including safe removal of Installations from the Tenement Area.

CLAUSE 17

Confidentiality

17.1 Subject to clause 17.2, the Republic must not disclose to a third party Confidential Information.

17.2 The Republic may disclose information:

(a) in enforcing this Agreement or in a proceeding arising out of or in connection with this Agreement;

(b) if required under a binding order of the ISA;

(c) if it is required or permitted to be disclosed by this Agreement;

(d) to its legal advisers, consultants, directors, officers and employees provided that such parties undertake to keep the information confidential and provided the disclosure is reasonably necessary in connection with the Republic exercising its rights or performing its obligations under this Agreement or performing the Republic’s Sponsorship Obligations; or

(e) if NORI has given prior written consent.

17.3 If the Republic becomes aware of a suspected or actual breach of this Section 17, the Republic will immediately Notify NORI and take all practicable steps to prevent or stop the suspected or actual breach.

17.4 This Section 17 survives termination or expiry of this Agreement.

CLAUSE 18

Administration Fee

18.1 NORI will pay US$[***] per calendar year to the Republic to cover the costs associated with the Republic’s administration of its Sponsorship in that calendar year (“Administration Fee”). The fee will be paid annually on the anniversary of the signing of the Certificate of Sponsorship, or such other date mutually agreed from time to time between NORI and the Nauru Seabed Minerals Authority.

18.2 The Republic may review the amount of the Administration Fee, and may reasonably increase the amount where this is required to cover the actual costs to the Republic of administering and supervising the sponsorship, provided that the Republic obtains NORI’s written consent where the increase in any year is greater than US$[***].

18.3 The Administration Fee will be reviewed once NORI receives an ISA Exploitation Contract to include any additional costs to the Republic of administering and supervising the sponsorship, including the costs of ESPMP Officers.

CLAUSE 19

NORI Default and Republic Default

19.1 A NORI default occurs if:

(a) there is a material breach of an obligation under this Agreement by NORI; or

(b) NORI is in material breach of NORI’s ISA Obligations (“NORI Default”); or

(c) NORI Fails to Act in Good Faith.

19.2 If a NORI Default occurs the Republic may give NORI a Notice in writing (“NORI Default Notice”) stating that a NORI Default has occurred and requiring NORI to Remedy the NORI Default within a reasonable time from the date of such Notice.

19.3 Upon receipt of a NORI Default Notice NORI shall promptly commence, and continue to pursue with diligence, the Remedy of the NORI Default within 60 days, and must, whenever requested by the Republic, advise progress of the Remedy.

19.4 A Republic default (“Republic Default”) occurs if:

(a) the Republic breaches this Agreement, its obligations under UNCLOS, Regulations or the Act; or

(b) the Republic fails to act in good faith or discriminates against NORI (including through a Discriminatory Change in Nauruan Law); or

(c) the Republic ceases to Sponsor NORI and the Activities, fails to confirm Sponsorship of NORI and the Activities, takes any action towards ceasing its Sponsorship or purports to cease its Sponsorship of NORI and the Activities; or

(d) the Republic directly or indirectly Expropriates the ownership, rights or assets of the NORI Group, or takes any action to directly or indirectly Expropriate the ownership, rights or assets of the NORI Group.

19.5 If a Republic Default occurs NORI may give the Republic a Notice in writing (“Republic Default Notice”) stating that a Republic Default has occurred and requiring the Republic to

Remedy the Default expeditiously not exceeding 60 days from the date of such Notice.

CLAUSE 20

Temporary Suspension of Activities

20.1 In the event that:

(a) an Emergency exists; or

(b) NORI or a Subcontractor, in spite of written warnings by the ISA or the Republic, has conducted its activities in such a way as to result in serious persistent and willful violations of the fundamental terms of this Agreement, an ISA Contract or NORI’s ISA Obligations and:

(i) the Republic has served a written Notice of its intention to order suspension under this clause (“Republic Suspension Notice”) on NORI; and

(ii) the Republic Suspension Notice specifies in detail the reasons why the Republic Suspension Notice is given and that the Republic requires NORI to Remedy the breach within 60 days of receipt of the Notice, the Republic may by written Notice to NORI:

(c) in the case of 20.1(a) above, demand the suspension of the portion of the Activities necessary to end or mitigate the Emergency for such period as is reasonably necessary;

(d) in the case of 20.1(b) above, demand the suspension of the Activities (for such period as is reasonably necessary) on the day falling 60 days after the date NORI receives the Republic Suspension Notice, unless:

(i) in the case that the breach can be Remedied and NORI has Remedied the breach in that period;

(ii) in the case that the breach cannot be Remedied (or cannot be Remedied within the time specified in clause 20.1(d)), NORI has adequately compensated the Republic for the demonstrable damages incurred by the Republic as a result of the breach; or

(iii) the Republic withdraws in writing the Republic Suspension Notice. 20.2 If suspension is ordered in accordance with clause 20.1:

(e) NORI will take reasonable and appropriate measures to ensure that the relevant Subcontractors comply with the suspension orders and carry out those orders in a way that does not cause or exacerbate a Safety Incident or Serious Harm to the Marine Environment;

(f) the suspended Activities may be resumed when NORI is provided with written direction from the Republic to resume the Activities (always provided that the resumption is allowed under International Law), which the Republic must give immediately if:

(i) in the case of an Emergency, the Emergency has ceased;

(ii) in the case that the breach can be Remedied; NORI has Remedied the breach;

(iii) in the case that the breach cannot be Remedied (or cannot be Remedied within the time specified in clause 20.1(d)), NOR! has adequately compensated the Republic for the demonstrable damages incurred by the Republic as a result of the breach; and

(g) NORI will not be relieved of its other responsibilities and obligations under this Agreement, except to the extent that such responsibilities and obligations cannot be performed as a result of the suspension.

20.2 NORI shall provide any necessary assistance to the Republic in the exercise of its rights under this Section 20.

20.3 In the event that NORI disputes the reasons why the Suspension Notice has been issued by the Republic or there is a dispute as to the demonstrable damages incurred by the Republic as a result of the breach, or whether or not the grounds for suspension have been Remedied by NORI, the matter will be referred as a dispute under Section 23 and the suspension under this clause 20 will either not take effect or cease to continue until such time as the dispute resolution has been completed in accordance with that Section 23.

20.4 In the spirit of good faith and co-operation the parties will endeavour to have any dispute referred to under clause 20.4 to be finalised in no later than 60 days.

CLAUSE 21

Material NORI Breach Termination

21.1 In the event of a Material NORI Breach, and:

(a) the Republic has served a written Notice of its intention to terminate this Agreement under this Section 21 (“Republic Termination Notice”) on NORI; and

(b) the Republic Termination Notice specifies in detail the Material NORI Breach in respect of which the Republic Termination Notice is given and that the Republic requires NORI to remedy the breach within 60 days of receipt of the Notice, this Agreement will terminate, without penalty to the Republic, on the day falling 60 days after the date NORI receives the Republic Termination Notice, unless:

(c) in the case that the Material NORI Breach can be Remedied; NORI rectifies or overcomes the effect of the Material NORI Breach in that period, or can demonstrate that it has commenced and is diligently proceeding to remedy the breach;

(d) in the case that the Material NOM Breach cannot be Remedied (or cannot be Remedied within the time specified in clause 21.1(b)), NOM has adequately compensated the Republic for the demonstrable material damages incurred or to be incurred by the Republic as a result of the Material NORI Breach; or

(e) the Republic withdraws in writing the Republic Termination Notice.

21.2 For avoidance of doubt this Agreement will not terminate if:

(a) there are no demonstrable material damages to the Republic as a result of the Material NORI Breach; or

(b) if NORI compensates the Republic for the demonstrable material damages incurred by the Republic as a result of the Material NORI Breach.

21.3 Termination of this Agreement under Section 21 shall not in any way prejudice or affect the Republic’s rights to Claim and recover damages under the indemnity provided in clause 8.1.

21.4 In the event that NORI disputes the reasons why the Republic Termination Notice has been issued by the Republic or there is a dispute as to the demonstrable damages incurred by the Republic as a result of the breach, or as to whether or not the grounds for termination have been Remedied by NORI, the matter will be referred as a dispute under Section 23. The termination under this Section 21 will not take effect until the later of the time period specified under this clause 21.1 or such time as the dispute resolution has been completed in accordance with Section 23.

21.5 The Republic acknowledges and agrees that termination of this Agreement by the Republic under Section 21 shall not cause the grant of or otherwise create any entitlement, rights or title to the Republic in the NORI Rights which will at all times remain the property of the NORI Group notwithstanding the termination of this Agreement, and the NORI Group will remain entitled to effect an Assignment of the NORI Rights or to otherwise take steps to preserve the operation of and NORI’s entitlement to the NORI Rights without further notification to the Republic.

21.6 Notwithstanding anything contained in this Agreement, if the Republic terminates this Agreement it must not revoke the Certificate of Sponsorship until at least six months from the date of the Republic Termination Notice, and must, if requested by NORI, continue to do all things necessary to:

(a) maintain sponsorship during this period; and

(b) assist NORI Assign the NOM Rights.

21.7 This Section 21 survives termination or expiry of this Agreement.

CLAUSE 22

Material Republic Breach

22.1 In the event of a Material Republic Breach, and:

(a) NORI has served a written Notice of its intention to terminate this Agreement under this clause 22.1 (“NORI Termination Notice”) on the Republic; and

(b) the NOM Termination Notice specifies the Material Republic Breach in respect of which the NORI Termination Notice is given, and that NORI requires the Republic to remedy the breach within 60 days of receipt of the Notice,

22.2 A Material Republic Breach event will occur on the day falling 60 days after the date the Republic received the NORI Termination Notice (“Material Republic Breach Event”), unless:

(a) in the case that the Material Republic Breach can be remedied; the Republic Remedies the Material Republic Breach in that period;

(b) in the case that the Material Republic Breach cannot be remedied (or cannot be Remedied within the time specified in clause 22.1(b)), the Republic adequately compensates NORI for the demonstrable damages incurred and/or to be incurred by it, its affiliates or its Subcontractors as a result of the Material Republic Breach; or

(c) NORI withdraws in writing the NORI Termination Notice.

22.3 Without prejudice to any other rights NORI may have, under this Agreement or at Law, if a Material Republic Breach Event occurs NORI may, at its discretion, terminate the Agreement.

22.4 Notwithstanding anything contained in this Agreement, in the case that the Material Republic Breach relates to an event contemplated in clause 19.4(c) or (d) a Material Republic Breach Event will be immediately triggered upon the occurrence of the event without the requirement for a written Notice to be given by NORI.

22.5 Without prejudice to any other rights available at law to NORI, the Republic acknowledges the NORI Rights will at all times remain the property of the NORI Group notwithstanding the termination of this Agreement under this clause 22 and the NORI Group will remain entitled to effect an Assignment of the NORI Rights or to otherwise take steps to preserve the operation of and its entitlement to the NORI Rights without further notification to the Republic.

22.6 This Section 22 survives termination or expiry of this Agreement.

CLAUSE 23

Dispute Resolution

23.1 If a dispute between the Republic and NORI arises out of or in connection with the Agreement, either the Republic or NORI may give to the other disputing Party a Notice of dispute in writing adequately identifying the matters and the subject of the dispute together with detailed particulars of the dispute. Notwithstanding anything in this Section 23 the Parties may, by mutual agreement in writing, conduct dispute resolution in any other way or vary the following dispute resolution procedures as they see fit.

23.2 Within 20 days after service of a Notice of dispute, the Parties must meet at least once, to attempt to resolve the dispute.

23.3 If, within 20 days after service of a Notice of dispute, the dispute is not resolved, the chief executive officer of NORI and a relevant Republic Minister must meet within 20 days of expiry of that 20 day period and use their best endeavours, acting in good faith, to resolve the dispute (in whole or in part). If the dispute is resolved at the meeting referred to in this clause then any such resolution will be reduced to writing and will be contractually binding on the Parties.

23.4 Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, that has not been resolved in accordance with Section 23.3 shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the International Chamber of Commerce acting in accordance with the rules of the ICC for this purpose. The number of arbitrators shall be one. The place of arbitration shall be Brisbane, Australia. The language to be used in the arbitral proceeding shall be English.

23.5 Notwithstanding anything in this Section 23:

(a) nothing will prejudice the right of a Party to seek urgent injunctive, interrogatory or declaratory relief from a court of competent jurisdiction; and

(b) each Party must continue to perform its obligations under the Agreement.

CLAUSE 24

Authorisation to Enter Agreement

The Republic warrants that it has done everything under the Act necessary to authorize it to enter in to this Agreement, and the Agreement is enforceable in accordance with its terms

CLAUSE 25

Governing Jurisdiction

25.1 The Governing law and the jurisdiction shall be the Republic, provided however that with respect to any arbitration, the governing procedural laws of the situs of the arbitration shall govern the arbitration. For the avoidance of doubt, all matters arising hereunder shall be resolved pursuant to the Dispute Resolution procedures set forth in Section 23.

25.2 The Nauru Supreme Court will be responsible for enforcing a decision of the arbitration tribunal under clause 23.

25.3 Any appeals from the Supreme Court judgement, decision or ruling lies to the High Court of Australia in accordance with Appeals (Amendment) Act 1974 and where leave to appeal may be required, the parties agree not to object to any such leave being granted.

25.4 It is the intention of the Parties that the High Court of Australia must have the jurisdiction to hear the appeal on its merits.

25.5 This clause must be reviewed if the Australian High Court no longer remains as the Highest Appellate Court of the Republic in which case parties have liberty to mutually agree to change the jurisdiction to the courts in Australia with the applicable law being the laws of Nauru.

CLAUSE 26

International Law

26.1 To the extent that NORI’s obligations under this Agreement conflict with NORI’s ISA Obligations, the latter shall take precedence, and the Parties agree that NORI shall be relieved of its obligations under this Agreement to the extent and for the period that those obligations conflict with NORI’s ISA Obligations or other obligations at International Law.

26.2 Any relief provided to NORI under this Section 26 does not invalidate the remaining provisions of this Agreement nor affect the validity of that provision at a future date if it ceases to cause NORI to be in breach of NORI’s ISA Obligations.

CLAUSE 27

Notices

Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a) must be in writing and signed by the Party or a person duly authorised by the Party;

(b) must be addressed and delivered to the intended recipient at the address below or the address last Notified by the intended recipient to the sender after the date of this Agreement:

(i) to the Republic:

Nauru Seabed Minerals Authority

Government Offices

Yaren District

Republic of Nauru

(ii) to Nauru Ocean Resources Inc., Nauru Education and Training Foundation Inc. or Nauru Health and Environment Foundation Incorporated:

1st Level, Civic Centre, Aiwo District

P.O. Box 30, Aiwo District

Republic of Nauru

With an electronic copy to: office@nauruoceanresources.com to be delivered at the same time

(c) will be taken to be duly given or made when left at the above address (or the address last Notified by the intended recipient to the sender) and signed for by the recipient. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

CLAUSE 28

Entire Agreement

This Agreement constitutes the entire Agreement between the Parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, express or implied, collateral hereto other than as expressly set forth or referred to herein. Any prior arrangements, agreements, representations or undertakings are superseded by the terms contained in this Agreement.

CLAUSE 29

Force Majeure

29.1 Subject to clause 29.4, either Party shall be excused from performance and shall not be in default in respect of any obligation hereunder to the extent that the failure to perform such obligation is due to an Event of Force Majeure.

29.2 For the purpose of this Agreement, an “Event of Force Majeure” means any of the circumstance detailed in clause 29.3 that are not within the reasonable control of the Party or parties affected, but only if and to the extent that:

(a) such circumstance, despite the exercise of reasonable diligence, cannot be, or be caused to be, prevented, avoided or removed by such Party;

(b) such circumstance materially and adversely affects the ability of the Party to perform its obligations under this Agreement, and such Party has taken all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on the Party’s ability to perform its obligations under this Agreement and to mitigate the consequences thereof; and

(c) The affected Party notifies the other Party of the Event of Force Majeure as soon as reasonably possible.

29.3 The circumstances giving rise to an Event of Force Majeure include:

(a) an act of God such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods;

(b) war, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilisation, requisition, or embargo;

(c) rebellion, revolution, insurrection, or military or usurped power, or civil war;

(d) contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly;

(e) riot, commotion, strikes, go slows, lock outs or disorder, unless solely restricted to employees of the Parties;

(f) a change (beyond the control of the parties) to an international law that governs the parties and relates to seabed exploration or exploitation; or

(g) acts or threats of terrorism.

29.4 Notwithstanding anything contained in this Section 29, the parties will not be relieved of their rights and obligations contained in Section 11 of this Agreement.

CLAUSE 30

Amendment

This Agreement may only be amended by mutual agreement in writing by the Parties.

CLAUSE 31

Severability of Provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

CLAUSE 32

Further Assurances

The Parties must do anything necessary or desirable (including executing agreements and documents and performing such acts that lie within their power) to give full effect to this Agreement and the transactions contemplated by it.

CLAUSE 33

No Limitation

Without limiting the generality of any other provision of this Agreement, any waiver or delay in the exercise by a Party of any rights under this Agreement will not relieve the other Party of any of their obligations under this Agreement.

CLAUSE 34

Representations and Warranties

(a) The representations and warranties provided in this Agreement are continuing representations and warranties and will be repeated on each day while any obligation under this Agreement remains outstanding, with reference to the facts and circumstances then subsisting.

(b) Each Party warrants to each other Party that at the date of this Agreement it has full power and lawful authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Except as expressly provided in this Agreement, no representation, inducement or warranty was, prior to the execution of this Agreement, given or made by one of the Parties hereto with the intent of inducing the other Party to enter into this Agreement, and any representations, inducements or warranties that may have been so given are hereby denied and negated.

(c) The Republic further represents and warrants that the execution, delivery and performance of this Agreement has received all necessary governmental approvals and authorizations and constitutes the legal, valid and binding obligation of the Republic and is enforceable in accordance with its terms, and the Republic cannot claim sovereign immunity.

(d) Each Party represents and warrants that they are in compliance with applicable anti-bribery and anti-corruption legislation.

CLAUSE 35

Non Reliance

The Parties warrant that they:

(a) did not in any way rely upon any information, representation, arrangement, understanding, statement or documentation, made by or provided to the Party from any other Party or anyone on behalf of the other Party for the purposes of entering into this Agreement except to the extent that any such information, data, representation, arrangement, understanding, statements or document is expressly set out or referred to in this Agreement; and

(b) enter into this Agreement based on their own investigations, interpretations, deductions, information and determinations, and acknowledge that they are aware that the other Parties have entered into this Agreement relying upon the warranties contained in this Section 35.

CLAUSE 36

Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument.

CLAUSE 37

Interpretation

The following rules of interpretation apply unless the context requires otherwise.

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) A reference to dollars and $ is to Australian currency unless otherwise stated.

(c) All references to time and to dates are to Nauruan times and dates.

(d) No rule of construction is to apply to the disadvantage of a Party on the basis that that Party drafted the whole or any part of this deed.

(e) Headings do not affect the interpretation of this Agreement.

CLAUSE 38

Definitions

The following definitions apply unless the context requires otherwise.

Act means the International Seabed Minerals Act 2015 of the Republic of Nauru.

Activities means any and all activities that are carried out in, on or over the International Seabed Area by NORI and/or a Subcontractor for which the Republic has a responsibility under its Sponsorship Obligations and for which the Republic could be held liable in accordance with UNCLOS due to its Sponsorship of NORI.

Nauru Seabed Minerals Authority means the body established under the Act to administer Nauru’s sponsorship of Seabed Mineral Activities.

Agreement means this agreement.

Assign or Assignment means the assignment or transfer of the NORI Rights to an entity incorporated or existing outside of the Republic of Nauru, including without limitation in conjunction with a change of sponsorship to a new country.

Business means each and any business being conducted by the NORI Group arising as a result of or connected with the Exploration, the Exploitation, the Activities and/or the Tenements.

Certificate of Sponsorship means the certificate of sponsorship signed on the 11th day of April, 2011 by the Nauruan Minister for Commerce, Industry and Environment under which the Republic certified that it sponsored NORI’s application to the ISA to explore for Polymetallic Nodules in the International Seabed Area and assumed responsibility in accordance with article 139, article 153, paragraph 4, and Annex III, article 4, paragraph 4, of UNCLOS.

Claim includes any action, claim, demand or proceeding arising under UNCLOS. Commencement Date means the date this Agreement is executed by the Parties.

Confidential Information means all information that is not in the public domain that is disclosed to the Republic by the NORI Group including but not limited to, information relating to the Activities, technology, processes and know-how, the location and prospective locations of Polymetallic Nodules, confidential information that is restricted or proprietary under any contract or agreement with a third party, business details, customers or suppliers, all technical and research data relating to the Activities, financial information and business relationships including the names of any Subcontractors, and shall include the terms of this Agreement. Corporate Tax means any corporate income tax levied by the Republic on corporations incorporated in Nauru or that engage in business in Nauru.

Corporations Act means the Corporations Act 1972 of the Republic of Nauru as in force from time to time, or any law concerning corporations that may succeed the 1972 Act. Discriminatory Change in Nauruan Law means a change in Nauruan Law that is categorically enacted for the sole purposes to:- -:

(a)	materially changes the commercial intent of this Agreement or the Sponsorship arrangement between NORI and the Republic; or

(b)	materially increases the total quantum of benefits required to be given by the NORI Group (whether economic or intangible) to the Republic in such a way as to materially change the intent contemplated under this Agreement;

but does not include a change in Nauruan Law that is required by international law for the Republic to fulfil its Sponsorship Obligations.

Emergency means a circumstance where the Activities have caused or pose an immediate and probable threat of causing Serious Harm to the Marine Environment, a Pollution Incident or a Safety Incident, as well as any other event or circumstance connected to or arising from the Activities that is classified by the ISA as an emergency.

Entity includes a body corporate, a partnership, joint venture or a trust.

ESPMP, see clause 14.1.

ESPMP Officer, see clause 14.2.

Exploitation means the exploitation of Polymetallic Nodules in the Tenement Area for commercial purposes, and includes without limitation:

(a)	the extraction, lifting, dewatering, treatment, processing and transportation in the Tenement Area of Polymetallic Nodules and all other work, operations and activities required thereof;

(b)	transporting, constructing, installing, testing, commissioning, using, operating, maintaining and repairing equipment and Installations;

(c)	loading and unloading of Polymetallic Nodules to and from any treatment, processing facility and/or any transport vessel in the Tenement Area; and

(d)	any other activity in the International Seabed Area deemed necessary by NORI or a Subcontractor to carry out the exploitation that would not breach any of NORI’s ISA Obligations.

Exploitation Contract means any contract or licence permitting NORI to Exploit Polymetallic Nodules in the International Seabed Area entered into between NORI and the ISA or granted by the ISA to NORI.

Exploration means the exploration for Polymetallic Nodules in the Tenement Area and includes without limitation:

(a)	sonar, oceanographic, geophysical and geological surveying, sampling and dredging;

(b)	testing of collecting systems and equipment and recovery of bulk samples; and

(c)	environmental and technical studies,

in the International Seabed Area, as well as any other activity or operation in the International Seabed Area deemed necessary by NORI or a Subcontractor to carry out the exploration that would not breach NORI’s ISA Obligations, and includes prospecting carried out by NORI pursuant to the ISA’s rules and regulations.

Exploration Contract means any contract or licence permitting NORI to Explore for Polymetallic Nodules in the International Seabed Area entered into between NORI and the ISA or granted by the ISA to NORI, and includes the ISA Exploration Contract.

Expropriate or Expropriation means to dispossess of ownership, to deprive of property, to deprive of use of property, to deprive of property for the public use, to make an Entity or assets (tangible and intangible) the property of the Republic (in whole or in part), or a measure or measures having an equivalent effect (directly or indirectly), and includes without limitation:

(a)	the transfer of title, physical seizure or an executive or legislative act for the purpose of transferring property or interests into the public domain;

(b)	subjecting an Entity, property or assets (tangible or intangible) to taxation, regulation, or other action that is confiscatory or that prevents, unreasonably interferes with, or unduly delays, effective enjoyment of such property or assets;

(c)	regulations by the Republic which constitutes dispossession or depravation of an asset, property or right or that reduces or eliminates the economic value or viability of an asset, property or right subject to those regulations, including application of otherwise lawful measures in such a way as to deprive ultimately the enjoyment of value of property;

(d)	any measure or measures that inhibit the ability to transfer bona fide assets, rights and/or property out of the Republic of Nauru;

(e)	a measure or series of measures the effect of which would be direct or indirect dispossession, including but not limited to the levying of taxation, the compulsory sale of all or part of an investment or asset, or the impairment or deprivation of its management, as well as any other measure or series of measures which together are tantamount to expropriation or that results in dispossession or depravation of an asset or right, irrespective of whether compensation is provided. However, Expropriation does not include an act by the Republic that is reasonably required to fulfil the Republic’s Sponsorship Obligations.

Final Determination means a decision of a court or of any agency having jurisdiction to resolve the dispute:

(a)	from which no appeal can be taken and in respect of which no application for special leave to appeal can be made; or

(b)	in respect of which the relevant appeal or special leave application period has expired without an appeal being taken or an application for special leave to appeal being made, but does not include an interlocutory order.

Fails to Act in Good Faith means acting with willful or reckless disregard for the consequences of its actions

Installation means any structure, installation or artificial island in the International Seabed Area used in or intended to be used in the Activities and for which the Republic is responsible and potentially liable in accordance with its Sponsorship Obligations.

International Law means any legally binding international treaties and conventions and other legally binding international rules including UNCLOS and the ISA regulations as in force from time to time.

International Seabed Area means the seabed and ocean floor and subsoil thereof, beyond the limits of national jurisdiction.

ISA means the International Seabed Authority and any successor institution to the ISA. ISA Contract means any contract or licence granted to NORI by the ISA, and includes any Exploration Contract and any Exploitation Contract, and all terms and conditions contained therein.

ISA Exploration Contract means the contract for exploration for Polymetallic Nodules signed between the ISA and NORI on the 22nd day of July, 2011 at Kingston, Jamaica and any amendment or replacement thereto.

ISA Regulations means the legally binding regulations adopted by the ISA applicable to the Activities.

Licence and Licences means any licences, permits or contracts required under Nauruan law to carry out exploration and/or exploitation in the International Seabed Area.

Material NORI Breach means the occurrence of any of the following:

(a)	an ISA Contract is suspended or terminated by the ISA as a direct result of NORI or any Subcontractor failing to comply with the conditions of the ISA Contract;

(b)	a serious breach of NORI’ s ISA Obligations or obligations under this Agreement, that has caused or will cause material and direct monetary damage to the Republic and has not been Remedied within a reasonable time;

(c)	NORI or any Subcontractor, in spite of written warnings by the ISA, has conducted its activities in such a way as to result in serious persistent and willful violations of the fundamental terms of this Agreement, ISA Contract or NORI’s ISA Obligations; or NORI has failed to pay the SMRP in accordance with Section 3.

Material Republic Breach means a Republic Default that has not been Remedied within 60 days in accordance with Section 19.

Minimum Recovery Level shall be deemed to have occurred when Exploitation of Polymetallic Nodules yields a quantity of greater than [***] tonnes of Polymetallic Nodules from the Tenement Area in any one calendar year.

Nauruan Law means all applicable laws in Nauru, including without limitation, legislation and regulations.

NORI includes NORI and its authorized servants or agents as well as any other entities affiliated with NORI.

NORI Group includes NORI as well as any other entities affiliated with NORI.

NORI Rights means the rights held by NORI under the ISA Regulations and under any ISA Contracts, or held in relation to the International Seabed Area or the Tenement Area, and without limitation includes the Tenements and all rights held therein.

NORI’s ISA Obligations means the legally binding obligations NORI has under the ISA Contract, ISA Regulations and/or UNCLOS, as in force from time to time, and includes without limitation all legally binding obligations and responsibilities that NORI has under any ISA Contract, ISA Regulation and/or UNCLOS the breach of which would result in monetary liability to the Republic under UNCLOS due to the Republic’s Sponsorship of NORI.

Notice, see Section 27.

Payment Year means any calendar year in which NORI reaches the Minimum Recovery Level. Parties means the parties to this Agreement.

Penalty means a penalty imposed by the Republic on NORI which either:

(1) (a) arises as a direct result of a breach of NORI’s ISA Obligations;

(b) is required to be imposed by International Law in order for the Republic to fulfil its Sponsorship Obligations; and

(c) is for an amount not exceeding the reasonable amount required for the Republic to satisfy its Sponsorship Obligations.

or

(2) arises as a direct result of NORI breaching criminal or civil law in the Republic.

Pollution Incident means any event involving pollution that seriously breaches NORI’s ISA Obligations.

Polymetallic Nodules has the meaning given to that term by the ISA.

Production Audit, see Section 4.

Recovered means extracted and recovered from the seafloor in the Tenement Area to the sea surface (for example, to a sea surface platform or Vessel) and then placed on to a transport ship. Remedy or Remedied means to remedy or redress or to have remedied or redressed (as applicable) the relevant occurrence or overcome its consequences and effects so that there ceases to be any continuing material detrimental effect of that occurrence.

Safety at Sea means safety of life and property at sea, and includes, inter alia:

(a) safe Vessel or Installation management and navigation;

(b) collision prevention;

(c) maintaining appropriate safety procedures and medical standards;

(d) appropriate provision of safety equipment, first aid, rescue and fire fighting services;

(e) protecting the safety, health and welfare of personnel used in the Activities;

(f) preventing injury to personnel that may be affected by the Activities; and

(g) taking measures to effectively deal with safety Emergencies.

Safety Incident means any event involving Safety at Sea that seriously breaches NORI’s ISA Obligations.

Serious Harm to the Marine Environment means any serious harm to the marine environment caused by one or more Activities that constitutes a serious breach of NORI’s ISA Obligations. SMRP see clause 3.1.

Sponsorship means sponsorship of NORI by the Republic as required by the ISA, the ISA Regulations, UNCLOS, and/or under NORI’s Exploration Contract and/or Exploitation Contract and Sponsored shall have a similar meaning.

Sponsorship Obligations means any and all responsibilities and obligations the Republic has under UNCLOS or the ISA Regulations with which it is legally required to comply and that pertain to the Republic’s Sponsorship of NORI and/or the Activities, including its responsibility to ensure NORI’s compliance with NORI’s ISA Obligations.

Subcontractor means any person or entity who is subcontracted (either by the NORI Group or their subcontractors or their affiliates and whether via contract or through a joint venture or similar arrangement) to carry out all or part of the Activities in the Tenement Area, and includes without limitation any of the subcontractors’ officers, employees, agents, contractors, or assignees. [For the avoidance of doubt, this definition only includes those persons or Entities for whom the Republic has a responsibility and is potentially liable in accordance with its Sponsorship Obligations]. This definition does not include any officer or employee of the Republic or any person who represents or is contracted by the Republic, ISA or other regulatory body.

Tax means any tax, fee, Corporate Tax, sales tax, capital gains tax, resource rent tax, transfer tax, impost, royalty, duty (including import duty and stamp duty), excise charge, surcharge, contribution, levy, rate, rent or any other charge however it is described, whether direct or indirect, whether monetary or non-monetary, and whatever method collected or recovered, imposed by any Nauruan governmental, semi governmental or other Nauruan body authorised by law.

Tenement Area means that part of the International Seabed Area, as may change from time to time, over which NORI has Tenements.

Tenements includes any ISA Contract and any lease, contract, licence, claim or permit issued or to be issued to NORI by the ISA or any other regulatory body which confers or may confer on NORI a right to prospect, explore for, mine and/or process any mineral in the International Seabed Area, or which may facilitate the enjoyment of such right, and includes any application for, and any extension, renewal, conversion or substitution of, any of those tenements, and for the avoidance of doubt includes without limitation any and all ISA Contracts and the rights of access and to enjoy the income and/or product derived thereof.

Term means the term as provided for in clause 1.1.

Tonne means the weight of one thousand (1000) kilograms of Polymetallic Nodules Recovered from the Tenement Area measured at the first onshore port of unloading.

UNCLOS means the United Nations Convention on the Law of the Sea of 10 December 1982. Vessel means any sea-going vessel and any seaborn craft of any type whatsoever used in the Activities and for which the Republic is responsible and potentially liable for in accordance with its Sponsorship Obligations.

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Signed as an agreement

For and on behalf of the Republic of Nauru

Name:	Dated:
Title:

For and on behalf of the Nauru Seabed Minerals Authority

Name:	Dated:
Title:

For and on behalf of Nauru Ocean Resources, Inc.

Name:	Dated:
Title:

[Signature Page to Sponsorship Agreement]